Exhibit 5.1

DLA Piper LLP (US) 2000 University Avenue East Palo Alto, California 94303-2214 www.dlapiper.com T 650.833.2000 F 650.833.2001

March 12, 2014

Coupons.com Incorporated

400 Logue Avenue

Mountain View, CA 94043

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Coupons.com Incorporated, a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of up to: (i) 308,056 shares of the Company’s Common Stock, $0.00001 par value (the “2000 Shares”), underlying awards granted under the Company’s 2000 Stock Plan (the “2000 Plan”); (ii) 15,466,712 shares of the Company’s Common Stock, $0.00001 par value (the “2006 Shares”), underlying awards granted under the Company’s 2006 Stock Plan (the “2006 Plan”); (iii) 1,200,000 shares of the Company’s Common Stock, $0.00001 par value (the “ESPP Shares”), which may be issued pursuant to awards granted under the Company’s 2013 Employee Stock Purchase Plan (the “ESPP”); and (iv) 11,200,000 shares of the Company’s Common Stock, $0.00001 par value (the “2013 Shares” and together with the 2000 Shares, the 2006 Shares and the ESPP Shares, the “Shares”), which may be issued pursuant to awards granted under the Company’s 2013 Equity Incentive Plan (the “2013 Plan” and together with the 2000 Plan, the 2006 Plan and the ESPP, the “Plans”).

As the basis for our opinions, we have examined: (i) originals, or copies certified or otherwise identified, of (a) the Registration Statement; (b) the Plans and the related form documents; (c) the Amended and Restated Certificate of Incorporation of the Company, as amended to date; (d) the Bylaws of the Company, as amended to date; (e) certain resolutions of the Board of Directors of the Company; (f) certain resolutions of the stockholders of the Company; and (g) such other instruments and documents as we have deemed necessary or advisable for the purposes of this opinion; and (ii) such statutes, including the Delaware General Corporation Law, and regulations as we have deemed necessary or advisable for the purposes of this opinion. We have not independently verified any factual matter relating to this opinion.

We express no opinion other than as to the federal laws of the United States of America and the Delaware General Corporation Law (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

On the basis of the foregoing, we are of the opinion, that the Shares which may be issued under the Plans are duly authorized shares of the Company’s Common Stock, $0.00001 par value, and, when issued against receipt of the consideration therefore and in accordance with the provisions of the respective Plans, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in such Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)